MINISTRY PARTNERS INVESTMENT COMPANY, LLC

ANNOUNCES CHANGES IN SENIOR MANAGEMENT

Ministry Partners Investment Company, LLC (the “Company”), a California based credit union service organization that specializes in mortgage financing, loan servicing, and investment advisory services for churches and ministries throughout the United States today announced a  reorganization of the duties and responsibilities of its senior management team in an effort to reduce operating expenses, further improve the efficiency, effectiveness and profitability of the Company’s core operations, and better position the Company to implement its strategic objectives in serving its owners, strategic partners and clients.

As a result of the management reorganization, the Company announced that its Chief Financial Officer position, held by Susan B. Reilly, was eliminated effective as of August 31, 2016. During her 8 ½ year tenure with the Company, Ms. Reilly was an integral part of the Company’s executive team and successfully orchestrated several key initiatives that have helped position the Company to succeed in its Mission of Enhancing Christian Stewardship.

The Company also announced the promotions of Daniel A. Flude to Vice President of Finance and William M. Crammer III as Vice President of Administration, both effective as of August 31, 2016. As the Company’s Principal Accounting Officer, Mr. Flude, a Certified Public Accountant, will oversee the Company’s finance team. As the Company’s Controller, Mr. Flude’s experience with industry regulators, auditors, the Company’s leadership team, and the Board of Managers will ensure a seamless transition for the Company’s financial operations. Mr. Crammer, who also holds a Bachelor of Science in Accounting, brings over 30 years of experience in overseeing the financial, administrative, and operational functions of both small and large organizations. In his short tenure with the Company, Mr. Crammer has already proven to be a great asset as he was instrumental in launching the Company’s loan participation sales program and creating valuable strategic relationships with other financial institutions throughout the U.S. Mr. Crammer will be responsible for developing and enhancing the Company’s CUSO services and products.

On behalf of the Board of Managers and the entire staff at Ministry Partners, Joseph Turner, President and Chief Executive Officer, stated, “Sue is a true professional and has played a key role as we expanded the scope of services the Company and its wholly-owned subsidiaries provide to the ministries, financial institutions, and clients we serve. We are grateful for her meaningful contributions and wish her the best as she embraces the next chapter of her successful career. We are also very excited to add Daniel and Bill to our leadership team, knowing that they will position the Company to take the next step in what has already turned out to be a very successful strategic change.”

This release contains certain forward-looking statements, including those relating to the future composition of the Company's management team.  Actual results and facts may differ materially as a result of a variety of factors, many of which are outside of the Company’s control. The Company disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.  The Company has filed a Current Report on Form 8-K with the Securities and Exchange Commission that contains more details regarding the subject matter of this press release.  Certain statements contained in this release are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995. In general, all statements that are not historical in nature are forward-looking.